Exhibit 99.1

PRESS RELEASE

Cyren Regains Compliance with Nasdaq Listing Requirements

McLean, Va. – February 25, 2022 –  Cyren Ltd. (Nasdaq: CYRN) today announced it received formal notification from the Listing Qualifications Staff of the Nasdaq Stock Market Inc. (“Nasdaq”) that the Company has regained compliance with Listing Rule 5550(a)(2), which requires the Company to maintain a minimum closing bid price of $1.00 per share. Nasdaq Staff made this determination of compliance after the Company’s bid price closed above $1.00 per share for the prior 10 consecutive business days.

Nasdaq had previously notified the Company of its non-compliance with Listing Rule 5550(a)(2) on April 8, 2021, following 30 consecutive business days for which the Company’s closing bid price did not meet the $1.00 per share minimum requirement.

About Cyren:

More than 1.3 billion users around the world rely on Cyren’s cloud security solutions to protect them against cyber attacks and data loss every day. Powered by GlobalView, Cyren’s global security cloud that identifies emerging threats on a global basis in real-time, Cyren (Nasdaq:CYRN) delivers fast time-to-protection with threat detection services, threat intelligence and enterprise email security products for leading email providers, cybersecurity vendors, service providers and enterprises. Learn more at www.cyren.com.

Blog: https://www.cyren.com/blog

LinkedIn: www.linkedin.com/company/cyren

Twitter: www.twitter.com/CyrenInc

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as “expect,” “look forward to,” “anticipate” “intend,” “plan,” “believe,” “seek,” “estimate,” “will,” “project” or words of similar meaning. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Cyren’s control, and cannot be predicted or quantified, and include, among others, statements regarding the intended use of proceeds, as well as various additional risks, many of which are now unknown and generally out of Cyren’s control, and which are detailed from time to time in reports filed by Cyren with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Cyren does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Company Contact:

Kenneth Tarpey, CFO

Cyren

+1.703.760.3320

Kenneth.tarpey@cyren.com